As filed with the Securities and Exchange Commission on August 8, 2024
Registration No. 333-_____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMERICAN FINANCIAL GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Ohio	31-1544320
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

Great American Insurance Group Tower
301 East Fourth Street
Cincinnati, Ohio  45202
(513) 579-2121
(Address of Registrant’s Principal Executive Offices)

AMERICAN FINANCIAL GROUP, INC.
AMENDED AND RESTATED 2015 STOCK INCENTIVE PLAN
(Full title of the plan)

Joseph C. Alter, Esq.
Vice President, Deputy General Counsel and Secretary
American Financial Group, Inc.
Great American Insurance Group Tower
301 East Fourth Street
Cincinnati, Ohio 45202
(513) 362-0158
Facsimile:  (513) 579-0108
 (Name, Address and Telephone Number, Including Area Code,
 of Agent for Service of Process)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

INTRODUCTION

This Registration Statement on Form S-8 is filed by American Financial Group, Inc., an Ohio corporation (“Company” or “Registrant”), pursuant to General Instruction E to Form S-8, to register 495,086 additional Company common shares, no par value per share, for issuance pursuant to the American Financial Group, Inc. Amended and Restated 2015 Stock Incentive Plan (the “Amended and Restated Plan”). In accordance with such instruction, the Company hereby incorporates herein by reference the prior Registration Statement on Form S-8 filed by the Company with respect to the 2015 Stock Incentive Plan on August 11, 2015 (SEC File No. 333-206291) together with all exhibits filed therewith or incorporated therein by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”)  and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission are incorporated herein by reference and made a part hereof:

1.	Annual Report on Form 10-K for the year ended December 31, 2023.

2.	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024.

3.	Current Reports on Form 8-K dated February 7, 2024 (only with respect to Item 8.01), February 28, 2024, and May 24, 2024.

4.	The description of the Registrant’s common stock contained in the Form 8-A filed with the Commission on November 25, 1997.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.	Interests of Named Experts and Counsel.

The validity of the securities registered by this Registration Statement will be passed upon for the Registrant by Joseph C. Alter, Vice President, Deputy General Counsel & Secretary of the Registrant. Mr. Alter owns shares of the Registrant’s common stock as a participant in various stock and employee benefit plans.

Item 6.	Indemnification of Directors and Officers.

Ohio Revised Code, Section 1701.13(E), allows indemnification by the Registrant to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of the Registrant, by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, against expenses, including judgment and fines, if he acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests and, with respect to criminal actions, in which he had no reasonable cause to believe that his conduct was unlawful. Similar provisions apply to actions brought by or in the right of the Registrant, except that no indemnification shall be made in such cases when the person shall have been adjudged to be liable for negligence or misconduct to the Registrant unless deemed otherwise by the court. Indemnifications are to be made by a majority vote of a quorum of disinterested directors or the written opinion of independent counsel or by the shareholders or by the court. The Registrant’s Amended and Restated Code of Regulations extends such indemnification and provides indemnification to any person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director, officer or member of a committee of the Registrant or that, being or having been such a director or officer of the Registrant, he or she is or was serving at the request of an executive officer of the Registrant as a director, officer, partner, trustee, employee or agent of another corporation or of a partnership, joint venture, trust, limited liability company or other enterprise, including service with respect to an employee benefit plan.

The foregoing summaries are subject to the complete text of the Ohio Revised Code and the Registrant’s Amended and Restated Code of Regulations and are qualified in their entirety by reference thereto.

The Registrant also has entered into indemnification agreements with its officers and directors providing for indemnification against certain liabilities to the fullest extent permitted under Ohio law.

In addition, the Registrant provides directors and officers insurance against certain liabilities incurred by its directors and officers, subject to the terms and conditions of such insurance policies.

Item 8.	Exhibits

5*	Opinion Regarding Legality

23.1*	Consent of Counsel (contained on Exhibit 5)

23.2*	Consent of Ernst & Young LLP

24*	Power of Attorney (contained on the signature page)

107*	Filing Fee Table

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cincinnati, Ohio, on August 8, 2024.

AMERICAN FINANCIAL GROUP, INC.

By:	/s/ Carl H. Lindner III
Carl H. Lindner III
Co-Chief Executive Officer

By:	/s/ S. Craig Lindner
S. Craig Lindner
Co-Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Joseph C. Alter and Mark A. Weiss, and each of them acting individually, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any and all registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Capacity	Date

/s/ Carl H. Lindner III	Co-Chief Executive Officer and Director (Principal Executive Officer)	August 8, 2024
Carl H. Lindner III

/s/ S. Craig Lindner	Co-Chief Executive Officer and Director (Principal Executive Officer)	August 8, 2024
S. Craig Lindner

/s/ John B. Berding	Director	August 8, 2024
John B. Berding

/s/ James E. Evans	Director	August 8, 2024
James E. Evans

/s/ Gregory G. Joseph	Director	August 8, 2024
Gregory G. Joseph

/s/ Mary Beth Martin	Director	August 8, 2024
Mary Beth Martin

/s/ Amy Y. Murray	Director	August 8, 2024
Amy Y. Murray

/s/ Roger K. Newport	Director	August 8, 2024
Roger K. Newport

/s/ Evans N. Nwankwo	Director	August 8, 2024
Evans N. Nwankwo

/s/ William W. Verity	Director	August 8, 2024
William W. Verity

/s/ John I. Von Lehman	Director	August 8, 2024
John I. Von Lehman

/s/ Brian S. Hertzman	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 8, 2024
Brian S. Hertzman